Light & Wonder, Inc.
Reports Fourth Quarter and Full Year 2022 Results

Generated Double-Digit Consolidated Revenue Growth of 18% in the Quarter and 17% for the Full Year
Returned $413 Million(1) of Capital to Shareholders Through Share Repurchases

LAS VEGAS — March 1, 2023 — Light & Wonder, Inc. (NASDAQ: LNW) (“Light & Wonder,” “L&W” or the “Company”) today reported results for the fourth quarter and fiscal year ended December 31, 2022.
We completed our strategic transformation, resulting in a streamlined organization and deleveraged balance sheet, positioning the Company to strongly execute on its strategic plan and long-term financial targets.
For the full year, we delivered double-digit topline growth driven by continued momentum across our businesses and continuing expansion in high-return markets. Our full year consolidated revenue grew 17% driven by Gaming recovery approaching pre-pandemic levels and record revenues for SciPlay and iGaming with strong momentum in the fourth quarter:
•Gaming revenue increased to $438 million, up 18% compared to the prior year period, primarily driven by another quarter of robust Gaming machine sales growth of 41% and continued strong momentum in Gaming operations, systems and tables.
•SciPlay revenue rose to $182 million, a 18% increase from the prior year period, and highest quarterly revenue ever.
•iGaming revenue increased 15% and AEBITDA grew 27% from the prior year period reflecting continued growth momentum in the U.S. market.
Matt Wilson, President and Chief Executive Officer of Light & Wonder, said, “2022 was a pivotal year for Light & Wonder. We delivered on an ambitious and transformative plan while driving operational success and double-digit growth in our business.
We are excited about our future and see strong momentum continuing in the business in the year to come. Our industry leading talent, games and technology put us in a strong position to deliver on our product roadmap, capitalize on the enormous opportunities ahead and lead in the convergence of gaming.”
Connie James, Chief Financial Officer of Light & Wonder, added, “We are proud of the tremendous and rapid progress we have made over the past 18 months. We delivered quality earnings, setting the foundation for sustainable growth going forward as we continue to focus on delivering shareholder value.
We also returned significant capital to our shareholders, totaling $413 million(1) since our share repurchase program was announced a year ago. We now have a strong balance sheet and clear roadmap to advance with discipline on our balanced and opportunistic capital allocation strategy and elevate Light & Wonder’s value proposition.”

(1) This amount is as of February 24, 2023.

LEVERAGE AND CAPITAL RETURN UPDATE
•Maintained net debt leverage ratio(1) of 3.3x as of December 31, 2022, within our targeted net debt leverage ratio(1) range of 2.5x to 3.5x.
•Returned $413 million of capital to shareholders through the repurchase of approximately 7.2 million shares of L&W common stock since initiating the program on March 3, 2022, and through February 24, 2023, representing 55% of total program authorization.

SUMMARY RESULTS
We have reflected our former Lottery business (divested during the second quarter of 2022) and Sports Betting business (divested during the third quarter of 2022) (collectively referred to as the “Divestitures”) as discontinued operations for all periods presented. Unless otherwise noted, amounts, percentages and discussion included below reflect the results of operations and financial condition of the Company’s continuing operations, which include its Gaming, SciPlay and iGaming businesses.

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2022	2021	2022	2021
Revenue	$682	$580	$2,512	$2,153

Net income (loss)	21	62	(176)	24

Combined net cash (used in) provided by operating activities	(87)	226	(381)	685

Capital expenditures	58	53	216	171

Non-GAAP Financial Measures

Consolidated AEBITDA(1)	$265	$216	$913	$793

Combined free cash flow(1)	(148)	100	(674)	443

			As of December 31,
			2022	2021
Balance Sheet Measures
Cash and cash equivalents			$914	$629
Total debt			3,894	8,690
Available liquidity(2)			1,802	1,417

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Available liquidity is calculated as cash and cash equivalents (including discontinued operations for December 31, 2021) plus remaining revolver capacity, including the SciPlay Revolver.

Fourth Quarter 2022 Financial Highlights:
•Fourth quarter consolidated revenue was $682 million compared to $580 million, an 18% increase relative to the prior year period driven by double-digit growth across all lines of business, with Gaming maintaining strong momentum. Revenue also benefited from year-over-year growth at SciPlay, which reached another quarterly record, while iGaming revenue increased 15% or 22% on a constant currency revenue basis(1)(2).
•Net income was $21 million compared to $62 million in the prior year period, primarily due to an income tax benefit as a result of a reversal of our valuation allowance on deferred taxes benefiting the prior year period, which was partially offset by higher revenue and operating income, as well as lower interest expense and restructuring and other charges in the current year period.
•Consolidated AEBITDA, a non-GAAP financial measure defined below, was $265 million compared to $216 million, a 23% increase relative to the prior year period, primarily due to growth in our Gaming business.
•Combined net cash (used in) provided by operating activities was $(87) million compared to $226 million in the prior year period, which includes both continuing and discontinued operations. The current year period cash flows were impacted by $176 million in cash taxes paid related to the Divestitures coupled with the timing of payments associated with the strategic review and related transactions, partially offset by growth in earnings and lower interest payments.
•Combined free cash flow, a non-GAAP financial measure defined below, was $(148) million compared to $100 million in the prior year period. The current year period combined free cash flow was impacted by $176 million in cash taxes paid related to the Divestitures coupled with the timing of payments associated with the strategic review and related transactions, partially offset by growth in earnings and lower interest payments.
Full Year 2022 Financial Highlights:
•Consolidated revenue was $2,512 million compared to $2,153 million, a 17% increase relative to the prior year. Growth was primarily driven by double-digit revenue growth in Gaming, demonstrating robust recovery and continued momentum approaching pre-COVID levels. Revenue also benefited from growth at SciPlay with a strong core business exceeding market growth, while iGaming demonstrated strong performance enabled by U.S. gross gaming revenue growth and our original content offerings. Both SciPlay and iGaming achieved record revenues. Prior year consolidated revenue benefited from $44 million value-added tax (“VAT”) recovery, reducing the year-over-year revenue growth comparability by 2 percentage points.
•Net (loss) income was $(176) million compared to $24 million in the prior year due to higher revenue and operating income, including lower interest expense, which was offset by $147 million in loss on debt financing transactions in the current period. The prior year benefited from an income tax benefit as a result of a reversal of our valuation allowance on deferred taxes and gain on remeasurement of Euro denominated debt, which was redeemed as part of the April 2022 debt pay down and refinancing transactions.
•Consolidated AEBITDA, a non-GAAP financial measure defined below, was $913 million compared to $793 million, a 15% increase relative to the prior year, primarily due to double-digit revenue growth. The prior year consolidated AEBITDA benefited from VAT recovery, reducing the year-over-year consolidated AEBITDA growth comparability by 7 percentage points.
•Combined net cash (used in) provided by operating activities was $(381) million compared to $685 million in the prior year, which includes both continuing and discontinued operations. The current year cash flows were impacted by $641 million in cash taxes paid related to the Divestitures, timing of payments associated with the strategic review and related transactions and unfavorable working capital changes in inventory and receivables, which were partially offset by lower interest payments. The prior year included the VAT recovery benefit described above.
•Combined free cash flow, a non-GAAP financial measure defined below, was $(674) million compared to $443 million in the prior year, which includes both continuing and discontinued operations. The current year combined free cash flow was impacted by $641 million in cash taxes paid related to the Divestitures coupled with timing of payments associated with the strategic review and related transactions, which were partially offset by lower interest payments. The current year was also impacted by unfavorable working capital changes in inventory primarily due to higher inventory purchases in order to limit supply chain impacts and support future sale levels, while change in receivables was due to timing of collections and higher billings primarily associated with strong growth in Gaming business. The prior year included the VAT recovery benefit.
•Net debt leverage ratio, a non-GAAP financial measure defined below, declined 47% to 3.3x from 6.2x at the end of 2021, remaining in our targeted net debt leverage ratio(1) range of 2.5x to 3.5x. We paid down approximately $4.8 billion of debt during 2022, reducing debt outstanding by 55% to $3.9 billion at the end of 2022.

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Constant currency revenue is calculated by translating current period non-U.S. denominated revenue using the prior year’s currency conversion rate. Foreign currency impact on iGaming revenue for the fourth quarter of 2022 was $4 million. Management uses or refers to growth rates at constant currency so that the revenue results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons given that a significant proportion of iGaming revenue is denominated in foreign currencies.

CONTINUING OPERATIONS BUSINESS SEGMENT HIGHLIGHTS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2022

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(1)(2)
	2022	2021	$	%	2022	2021	$	%	2022	2021	PP Change(3)
Gaming	$438	$372	$66	18%	$215	$186	$29	16%	49%	50%	(1)
SciPlay	182	154	28	18%	59	48	11	24%	32%	31%	1
iGaming	62	54	8	15%	19	15	4	27%	31%	28%	3
Corporate and other(3)	—	—	—	—%	(28)	(33)	5	15%	n/a	n/a	n/a
Total	$682	$580	$102	18%	$265	$216	$49	23%	39%	37%	2
CONTINUING OPERATIONS BUSINESS SEGMENT HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2022

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(1)(2)
	2022	2021	$	%	2022	2021	$	%	2022	2021	PP Change(3)
Gaming	$1,601	$1,321	$280	21%	$767	$659	$108	16%	48%	50%	(2)
SciPlay	671	606	65	11%	187	186	1	—%	28%	31%	(3)
iGaming	240	226	14	6%	80	75	5	7%	33%	33%	—
Corporate and other(3)	—	—	—	—%	(121)	(127)	6	5%	n/a	n/a	n/a
Total	$2,512	$2,153	$359	17%	$913	$793	$120	15%	36%	37%	(1)

PP - percentage points.
n/a - not applicable.

(1) Segment AEBITDA margin is calculated as segment AEBITDA as a percentage of segment revenue.
(2) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(3) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

Fourth Quarter 2022 Key Highlights
•    Gaming revenue increased to $438 million, up 18% compared to the prior year period, primarily driven by another quarter of robust Gaming machine sales growth of 41%. Gaming operations remained above 2019 levels with continued elevated average daily revenue per unit, while Gaming systems and Table products continued strong momentum. Gaming AEBITDA was $215 million, up 16% compared to the prior year period.
•    Gaming operations revenue benefited from year-over-year growth in our North American installed base and elevated average daily revenue per unit, due to strong content performance and continued success of our KASCADA® and MURAL® cabinets. Our North American premium installed base has grown for the 10th consecutive quarter, representing 45% of our total installed base mix. Additionally, we continue to see positive momentum with the Kascada Dual Screen and LANDMARK™ 7000 cabinets, validating our continued investment in our R&D engine to drive our long-term growth.
•    SciPlay revenue was $182 million, a 18% increase from the prior year period, breaking another record by achieving the highest quarterly revenue ever. Growth was primarily driven by the core social casino business as well as the Alictus acquisition. SciPlay continued to drive strong engagement and monetization of players fueled by strategic investments, enabling SciPlay to deliver record payer metrics, and it once again outpaced the market and gained share. SciPlay achieved a record number of payers at 0.6 million and the 2nd highest ever AMRPPU, enabling SciPlay to grow ARPDAU by 18% year-over-year to a record $0.87 and record payer conversion of 10.4%.
•    iGaming revenue increased 15% and AEBITDA grew 27% from the prior year period with performance primarily reflected by continued growth momentum in the U.S. market. iGaming revenue growth was partially offset by $4 million in unfavorable impact of foreign-currency translation due to strengthening U.S. Dollar, impacting revenue growth by 7 percentage points. The U.S. market delivered 41% year-over-year revenue growth, driven in part by the strong launches of our land-based original content and scaling third party aggregation on our platform. Wagers processed through our iGaming platform have increased to $19.1 billion in the fourth quarter despite the adverse impact of foreign-currency translation. AEBITDA margin grew 3 percentage points due to the scaling of original content launches, as well as our acquisitions, which was partially offset by continued investments supporting ongoing growth, including our upcoming launch of live casino in the U.S.

LIQUIDITY
•Combined net cash (used in) provided by operating activities was $(87) million compared to $226 million in the prior year period, which includes both continuing and discontinued operations. The current year period cash flows were impacted by $176 million in cash taxes paid related to the Divestitures coupled with the timing of payments associated with the strategic review and related transactions, partially offset by growth in earnings and lower interest payments.
•Combined free cash flow, a non-GAAP financial measure defined below, was $(148) million compared to $100 million in the prior year period. The current year combined free cash flow was impacted by $176 million in cash taxes paid related to the Divestitures coupled with the timing of payments associated with the strategic review and related transactions, partially offset by growth in earnings and lower interest payments.
•Net debt leverage ratio, a non-GAAP financial measure defined below, declined 47% to 3.3x from 6.2x at the end of 2021, remaining in our targeted net debt leverage ratio(1) range of 2.5x to 3.5x. We paid down approximately $4.8 billion of debt during 2022, reducing debt outstanding by 55% to $3.9 billion at the end of 2022.
•Capital expenditures from continuing operations were $58 million in the fourth quarter of 2022.

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.

Earnings Conference Call
As previously announced, Light & Wonder executive leadership will host a conference call on Wednesday, March 1, 2023 at 4:30 p.m. EST to review the Company’s fourth quarter and full year 2022 results. To access the call live via a listen-only webcast and presentation, please visit explore.lnw.com/investors/ and click on the webcast link under the Events and Presentations section. To access the call by telephone, please dial: +1 (844) 200-6205 for U.S. or +1 (929) 526-1599 for International and ask to join the Light & Wonder call using conference ID: 245536. A replay of the webcast will be archived in the Investors section on www.lnw.com.

About Light & Wonder
Light & Wonder, Inc. (NASDAQ: LNW) (formerly known as Scientific Games Corporation) is a global leader in cross-platform games and entertainment. The Company brings together approximately 6,000 employees from six continents to connect content between land-based and digital channels with unmatched technology and distribution. Guided by a culture that values daring teamwork and creativity, the Company builds new worlds of play, developing game experiences loved by players around the globe. Its OPENGAMING™ platform powers the largest digital-gaming network in the industry. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more, visit www.lnw.com.
You can access our filings with the SEC through the SEC website at www.sec.gov or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at explore.lnw.com/investors/, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD).
The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Media Relations	Investor Relations
Grace Russell +1 702-577-7928	Steve Wan +1 702-532-7643
Senior Director, Corporate Communications media@lnw.com	Director, Investor Relations ir@lnw.com
All ® notices signify marks registered in the United States. © 2023 Light & Wonder, Inc. All Rights Reserved.

Forward-Looking Statements
In this press release, Light & Wonder makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:
•the effects of the COVID-19 pandemic and any resulting unfavorable social, political, economic and financial conditions;
•our inability to successfully execute our strategy and rebranding initiative;
•slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
•risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability;
•difficulty predicting what impact, if any, new tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
•U.S. and international economic and industry conditions, including increases in benchmark interest rates and the effects of inflation;
•public perception of our response to environmental, social and governance issues;
•changes in, or the elimination of, our share repurchase program;
•level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
•inability to further reduce or refinance our indebtedness;
•restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
•competition;
•inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
•the impact of U.K. legislation approving the reduction of fixed-odds betting terminals maximum stakes limit on LBO operators, including the related closure of certain LBO shops;
•inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
•changes in demand for our products and services;
•inability to achieve some or all of the anticipated benefits of SciPlay being a standalone public company;
•dependence on suppliers and manufacturers;
•SciPlay’s dependence on certain key providers;
•ownership changes and consolidation in the gaming industry;
•fluctuations in our results due to seasonality and other factors;
•security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
•protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
•reliance on or failures in information technology and other systems;
•litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships;
•reliance on technological blocking systems;
•challenges or disruptions relating to the completion of the domestic migration to our enterprise resource planning system;
•laws and government regulations, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the internet, including online gambling;

•legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, especially internet wagering, social gaming and sports wagering;
•changes in tax laws or tax rulings, or the examination of our tax positions;
•opposition to legalized gaming or the expansion thereof and potential restrictions on internet wagering;
•significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
•expectations of shift to regulated digital gaming or sports wagering;
•inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of digital gaming;
•the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;
•incurrence of restructuring costs;
•goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
•stock price volatility;
•failure to maintain adequate internal control over financial reporting;
•dependence on key executives;
•natural events that disrupt our operations, or those of our customers, suppliers or regulators; and
•expectations of growth in total consumer spending on social casino gaming.
Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, including the forthcoming report to be filed with the SEC for the year ended December 31, 2022 (including under the headings “Forward Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
You should also note that this press release may contain references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us and we do not make any representation as to the accuracy of that information. In general, we believe there is less publicly available information concerning the international gaming, social and digital gaming industries than the same industries in the U.S.
Due to rounding, certain numbers presented herein may not precisely recalculate.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenue:
Services	$466	$425	$1,795	$1,642
Product sales	216	155	717	511
Total revenue	682	580	2,512	2,153

Operating expenses:
Cost of services(1)	106	92	390	365
Cost of product sales(1)	97	78	348	244
Selling, general and administrative	182	177	717	679
Research and development	55	50	218	190
Depreciation, amortization and impairments	103	109	420	398
Restructuring and other	40	71	146	167
Total operating expenses	583	577	2,239	2,043
Operating income	99	3	273	110
Other (expense) income:
Interest expense	(73)	(118)	(327)	(478)
Loss on debt financing transactions	—	—	(147)	—
Gain on remeasurement of debt and other	—	11	27	41
Other income, net	—	12	11	33
Total other expense, net	(73)	(95)	(436)	(404)
Net income (loss) from continuing operations before income taxes	26	(92)	(163)	(294)
Income tax (expense) benefit	(5)	154	(13)	318
Net income (loss) from continuing operations	21	62	(176)	24
Net income from discontinued operations, net of tax(2)	18	37	3,873	366
Net income	39	99	3,697	390
Less: Net income attributable to noncontrolling interest	9	4	22	19
Net income attributable to L&W	$30	$95	$3,675	$371

Per Share - Basic:
Net income (loss) from continuing operations	$0.12	$0.60	$(2.09)	$0.06
Net income from discontinued operations	0.20	0.38	40.87	3.80
Net income attributable to L&W	$0.32	$0.98	$38.78	$3.86

Per Share - Diluted:
Net income (loss) from continuing operations	$0.12	$0.58	$(2.09)	$0.05
Net income from discontinued operations	0.20	0.37	40.87	3.72
Net income attributable to L&W	$0.32	$0.95	$38.78	$3.77

Weighted average number of shares used in per share calculations:
Basic shares	93	97	95	96
Diluted shares	95	100	95	98

(1) Excludes depreciation and amortization.
(2) The year ended December 31, 2022 includes a total pre-tax gain of $4,927 million on the sales of the Lottery and Sports Betting businesses.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	As of December 31,
	2022	2021
Assets:
Cash and cash equivalents	$914	$585
Restricted cash	47	41
Receivables, net of allowance for credit losses of $38 and $52, respectively	455	423
Inventories	161	98
Prepaid expenses, deposits and other current assets	117	88
Assets of businesses held for sale	—	497
Total current assets	1,694	1,732

Restricted cash	6	9
Receivables, net of allowance for credit losses of $2 and $2, respectively	14	17
Property and equipment, net	204	213
Operating lease right-of-use assets	49	51
Goodwill	2,919	2,892
Intangible assets, net	797	946
Software, net	145	117
Deferred income taxes	114	349
Other assets	67	80
Assets of businesses held for sale	—	1,477
Total assets	$6,009	$7,883

Liabilities and Stockholders’ Equity (Deficit):
Current portion of long-term debt	$24	$44
Accounts payable	154	204
Accrued liabilities	380	428
Income taxes payable	64	16
Liabilities of businesses held for sale	—	282
Total current liabilities	622	974

Deferred income taxes	87	35
Operating lease liabilities	37	40
Other long-term liabilities	232	170
Long-term debt, excluding current portion	3,870	8,646
Liabilities of businesses held for sale	—	124
Total stockholders’ equity (deficit)(1)	1,161	(2,106)
Total liabilities and stockholders’ equity (deficit)	$6,009	$7,883

(1) Includes $171 million and $150 million in noncontrolling interest as of December 31, 2022 and 2021, respectively.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income	$39	$99	$3,697	$390
Less: Income from discontinued operations, net of tax	(18)	(37)	(3,873)	(366)
Adjustments to reconcile net income (loss) from continuing operations to net cash (used in) provided by operating activities from continuing operations	131	121	643	479
Changes in working capital accounts, excluding the effects of acquisitions(1)	(198)	92	(863)	143
Changes in deferred income taxes and other	(33)	(170)	(29)	(342)
Net cash (used in) provided by operating activities from continuing operations	(79)	105	(425)	304
Net cash (used in) provided by operating activities from discontinued operations	(8)	121	44	381
Net cash (used in) provided by operating activities	(87)	226	(381)	685
Cash flows from investing activities:
Capital expenditures	(58)	(53)	(216)	(171)
Acquisitions of businesses, net of cash acquired	(18)	(146)	(136)	(186)
Proceeds from settlement of cross-currency interest rate swaps	—	—	50	—
Proceeds from sale of investments and other, net	48	—	50	10
Net cash used in investing activities from continuing operations	(28)	(199)	(252)	(347)
Net cash (used in) provided by investing activities from discontinued operations(2)	—	(37)	6,368	(95)
Net cash (used in) provided by investing activities	(28)	(236)	6,116	(442)
Cash flows from financing activities:
Payments of long-term debt, net	(6)	(145)	(4,893)	(577)
Payments of debt issuance and deferred financing costs	—	—	(37)	(5)
Payments on license obligations	(5)	(21)	(35)	(46)
Purchase of L&W common stock	(202)	—	(405)	—
Purchase of SciPlay’s common stock	(19)	—	(37)	—
Net redemptions of common stock under stock-based compensation plans and other	(18)	(5)	(53)	(27)
Net cash used in financing activities from continuing operations	(250)	(171)	(5,460)	(655)
Net cash used in financing activities from discontinued operations	—	(16)	(3)	(24)
Net cash used in financing activities	(250)	(187)	(5,463)	(679)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	6	(3)	(6)	(6)
Decrease (increase) in cash, cash equivalents and restricted cash	(359)	(200)	266	(442)
Cash, cash equivalents and restricted cash, beginning of period	1,326	901	701	1,143
Cash, cash equivalents and restricted cash, end of period	967	701	967	701
Less: Cash, cash equivalents and restricted cash of discontinued operations	—	66	—	66
Cash, cash equivalents and restricted cash of continuing operations, end of period	$967	$635	$967	$635
Supplemental cash flow information:
Cash paid for interest	$80	$104	$351	$453
Income taxes paid	195	11	692	38
Distributed earnings from equity investments	2	—	6	15
Cash paid for contingent consideration included in operating activities	7	—	7	—
Supplemental non-cash transactions:
Non-cash interest expense	$2	$6	$14	$24
(1) Inclusive of income tax payments.
(2) The year ended December 31, 2022 includes $6,409 million in gross proceeds from the sales of the Lottery and Sports Betting businesses, both net of cash, cash equivalents and restricted cash transferred.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED AEBITDA, AEBITDA FROM DISCONTINUED OPERATIONS, COMBINED AEBITDA AND SUPPLEMENTAL BUSINESS SEGMENT DATA
(Unaudited, in millions)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Reconciliation of Net Income Attributable to L&W to Consolidated AEBITDA
Net income attributable to L&W	$30	$95	$3,675	$371
Net income attributable to noncontrolling interest	9	4	22	19
Net income from discontinued operations, net of tax	(18)	(37)	(3,873)	(366)
Net income (loss) from continuing operations	21	62	(176)	24
Restructuring and other(1)	40	71	146	167
Depreciation, amortization and impairments	103	109	420	398
Other income, net	—	(11)	(6)	(28)
Interest expense	73	118	327	478
Income tax expense (benefit)	5	(154)	13	(318)
Stock-based compensation	23	32	69	113
Loss on debt financing transactions	—	—	147	—
Gain on remeasurement of debt and other	—	(11)	(27)	(41)
Consolidated AEBITDA	$265	$216	$913	$793

Reconciliation of Net Income from Discontinued Operations, Net of Tax to AEBITDA from Discontinued Operations and Combined AEBITDA
Net income from discontinued operations, net of tax				$366
Income tax expense				72
Restructuring and other(1)				10
Depreciation, amortization and impairments				79
EBITDA from equity investments(2)				80
Earnings from equity investments				(42)
Stock-based compensation and other, net				(35)
AEBITDA from discontinued operations(3)				$530
EBITDA from equity investments - continuing operations(4)				8

Combined AEBITDA(4)				$1,331

Supplemental Business Segment Data
Business segments AEBITDA
Gaming	$215	$186	$767	$659
SciPlay	59	48	187	186
iGaming	19	15	80	75
Total business segments AEBITDA	293	249	1,034	920
Corporate and other(5)	(28)	(33)	(121)	(127)
Consolidated AEBITDA	$265	$216	$913	$793

Reconciliation to Consolidated AEBITDA Margin
Consolidated AEBITDA	$265	$216	$913	$793
Revenue	682	580	2,512	2,153

Net income (loss) margin from continuing operations	3%	11%	(7)%	1%
Consolidated AEBITDA margin (Consolidated AEBITDA/Revenue)	39%	37%	36%	37%

(1) Refer to the Consolidated AEBITDA and AEBITDA from discontinued operations definitions below for a description of items included in restructuring and other.
(2) EBITDA from equity investments is a non-GAAP financial measure reconciled to the most directly comparable GAAP measure in the accompanying supplemental tables at the end of this release.
(3) AEBITDA from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct costs that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(4) Combined AEBITDA consists of Consolidated AEBITDA, AEBITDA from discontinued operations and EBITDA from equity investments included in continuing operations. Refer to non-GAAP financial measures definitions below for further details.

(5) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONTINUING OPERATIONS SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data or as otherwise noted)
	Three Months Ended
	December 31,	December 31,	September 30,
	2022	2021	2022
Gaming Business Segment Supplemental Financial Data:
Revenue by line of business:
Gaming operations	$157	$156	$161
Gaming machine sales	156	111	140
Gaming systems	73	58	70
Table products	52	47	48
Total revenue	$438	$372	$419
Gaming Operations:
U.S. and Canada:
Installed base at period end	30,630	30,514	30,536
Average daily revenue per unit	$44.07	$43.50	$45.68
International:(1)
Installed base at period end	27,126	29,375	28,100
Average daily revenue per unit	$13.80	$13.90	$12.39
Gaming Machine Sales:
U.S. and Canada new unit shipments	5,099	3,489	4,400
International new unit shipments	2,661	2,140	2,859
Total new unit shipments	7,760	5,629	7,259
Average sales price per new unit	$18,047	$17,392	$17,359
Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	4,322	3,334	3,688
Casino opening and expansion units	777	155	712
Total unit shipments	5,099	3,489	4,400
International unit shipments:
Replacement units	2,565	1,584	2,725
Casino opening and expansion units	96	556	134
Total unit shipments	2,661	2,140	2,859
SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Mobile in-app purchases	$158	$137	$149
Web in-app purchases and other(2)	24	17	22
Total revenue	$182	$154	$171
Mobile penetration(3)	90%	89%	90%
Average MAU(4)	5.7	5.9	5.9
Average DAU(5)	2.2	2.3	2.2
ARPDAU(6)	$0.87	$0.74	$0.80
Average Monthly Paying Users(7)	0.6	0.5	0.6
AMRPPU(8)	$99.16	$98.38	$95.45
Payer Conversion Rate(9)	10.4%	8.9%	9.7%
iGaming Business Segment Supplemental Data:
Wagers processed through OGS (in billions)	$19.1	$17.2	$17.5
(1) Excludes the impact of game content licensing revenue.
(2) Other primarily consists of advertising revenue which was not material for the periods presented.
(3) Mobile penetration is defined as the percentage of SciPlay revenue generated from mobile platforms.
(4) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(5) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(6) ARPDAU = Average revenue per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.
(7) MPU = Monthly Paying Users is the number of individual users who made an in-game purchase during a particular month.
(8) AMRPPU = Average Monthly Revenue Per Paying User is calculated by dividing average monthly revenue by average MPUs for the applicable time period.
(9) Payer conversion rate is calculated by dividing average MPU for the period by the average MAU for the same period.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF PRINCIPAL FACE VALUE OF DEBT OUTSTANDING TO NET DEBT AND NET DEBT LEVERAGE RATIO
(Unaudited, in millions, except for ratio)
	As of December 31,
	2022	2021
Consolidated AEBITDA/Combined AEBITDA(1)	$913	$1,331

Total debt	$3,894	$8,690
Add: Unamortized debt discount/premium and deferred financing costs, net	47	82
Add: Impact of exchange rate	—	62
Less: Debt not requiring cash repayment and other	(2)	(4)
Principal face value of debt outstanding	3,939	8,830
Less: Cash and cash equivalents	914	629
Net debt	$3,025	$8,201

Net debt leverage ratio	3.3	6.2

(1) Combined AEBITDA consists of Consolidated AEBITDA, AEBITDA from discontinued operations and EBITDA from equity investments included in continuing operations. Refer to non-GAAP financial measure definitions below for further details.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW - CONTINUING OPERATIONS AND COMBINED FREE CASH FLOW
(Unaudited, in millions)
	Three Months Ended December 31,
	2022			2021
	Continuing Operations	Discontinued Operations(1)	Combined(2)	Continuing Operations	Discontinued Operations(1)	Combined(2)
Net cash (used in) provided by operating activities	$(79)	$(8)	$(87)	$105	$121	$226
Less: Capital expenditures	(58)	—	(58)	(53)	(45)	(98)
Add: Distributions from equity method investments, net of additions	—	—	—	—	7	7
Add: Payments on contingent acquisition considerations	7	—	7	—	—	—
Less: Payments on license obligations	(5)	—	(5)	(21)	(2)	(23)
Less: Change in restricted cash impacting working capital	(5)	—	(5)	(2)	(10)	(12)
Free cash flow	$(140)	$(8)	$(148)	$29	$71	$100
Supplemental cash flow information - Strategic Review and Related Costs Impacting Combined Free Cash Flows:
Income taxes related to the Divestitures			$176
Professional fees and services supporting strategic review and related activities			25

	Year Ended December 31,
	2022			2021
	Continuing Operations	Discontinued Operations(1)	Combined(2)	Continuing Operations	Discontinued Operations(1)	Combined(2)
Net cash (used in) provided by operating activities	$(425)	$44	$(381)	$304	$381	$685
Less: Capital expenditures	(216)	(37)	(253)	(171)	(94)	(265)
Add: Distributions from equity method investments, net of additions	—	—	—	3	17	20
Add: Payments on contingent acquisition considerations	7	—	7	—	—	—
Less: Payments on license obligations	(35)	(2)	(37)	(46)	(7)	(53)
(Less) add: Change in restricted cash impacting working capital	(4)	(6)	(10)	5	51	56
Free cash flow	$(673)	$(1)	$(674)	$95	$348	$443
Supplemental cash flow information - Strategic Review and Related Costs Impacting Combined Free Cash Flows:
Income taxes related to the Divestitures			$641
Disposition and other closing expenses			80
Payments related to April 2022 refinancing			5
Professional fees and services supporting strategic review and related activities			97
SciPlay legal settlement payment			25

(1) Free cash flow from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct cash flows that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(2) Combined free cash flow consists of Free cash flow (representing Free cash flow from continuing operations) and Free cash flow from discontinued operations. Refer to non-GAAP financial measures definitions below for further details.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS OF EQUITY INVESTMENTS TO EBITDA FROM EQUITY INVESTMENTS AND COMBINED EBITDA FROM EQUITY INVESTMENTS
(Unaudited, in millions)
	Year Ended
	December 31, 2021
	Continuing Operations	Discontinued Operations
Earnings of equity investments	$5	$42
Add: Income tax expense	—	10
Add: Depreciation, amortization and impairments	1	31
Add: Interest income, net and other	2	(3)
EBITDA from equity investments	$8	$80
Combined EBITDA from equity investments(1)		$88

(1) Combined EBITDA from equity investments consists of EBITDA from both discontinued and continuing operations equity investments.

Discontinued Operations
On September 27, 2021, and amended on June 30, 2022 and August 2, 2022, we entered into a definitive agreement to sell our Sports Betting business to Endeavor Operating Company, LLC, a subsidiary of Endeavor Group Holdings, Inc., in a cash and stock transaction, which was completed during the third quarter of 2022. On October 27, 2021, we entered into a definitive agreement to sell our Lottery business to Brookfield Business Partners L.P., which was completed during the second quarter of 2022.
Accordingly, the financial results for the Lottery business and the Sports Betting business presented in the Consolidated Statements of Operations presented herein have been reclassified to discontinued operations and prior period Lottery and Sports Betting businesses balance sheet balances have been reclassified to the Asset and Liabilities held for sale lines on the Condensed Consolidated Balance Sheet as of December 31, 2021 presented herein in accordance with Accounting Standard Codification 205-20, Presentation of Financial Statements - Discontinued Operations.
We report our continuing operations in three business segments—Gaming, SciPlay and iGaming—representing our different products and services.
Non-GAAP Financial Measures
The Company’s management (“Management”) uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA (representing continuing operations), AEBITDA from discontinued operations, Combined AEBITDA, Consolidated AEBITDA margin, Free cash flow (representing continuing operations), Free cash flow from discontinued operations, Combined free cash flow, EBITDA from equity investments included in discontinued operations, Net debt and Net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company’s financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.
Specifically, Management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company’s continuing operations; (ii) facilitate Management’s internal and external comparisons of the Company’s consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.
In addition, Management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate its external comparisons of the Company’s consolidated results from continuing operations to the historical operating performance of other companies that may have different capital structures and debt levels.
Management uses Net debt and Net debt leverage ratio in monitoring and evaluating the Company’s overall liquidity, financial flexibility and leverage.
As described in this earning release, the Company sold its Lottery business and Sports Betting business and as such, historical financial information for these businesses is classified as discontinued operations, as described above. Management believes that Combined free cash flow is useful during the period until the disposition occurred as it provided Management and investors with information regarding the Company’s combined financial condition under the structure at the time, including for prior period comparisons, as the Company transformed its strategy subsequent to the Divestitures.
Additionally, Combined free cash flow provides greater visibility into cash available for the continuing operations to use in investing and financing decisions as this cash flow remains available for such decisions.
Management believes that these non-GAAP financial measures are useful as they provide Management and investors with information regarding the Company’s financial condition and operating performance that is an integral part of Management’s reporting and planning processes. In particular, Management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that Management believes are less indicative of the ongoing underlying performance of continuing operations (as more fully described below) and are better evaluated separately. Management believes that Free cash flow and Combined free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments.
Management also believes that Free cash flow and Combined free cash flow are useful for investors because they provide investors with important perspectives on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment, necessary license payments to support the ongoing business operations, adjustments for changes in restricted cash impacting working capital and taking into account cash flows relating to the Company’s equity investments.
Additionally, Management believes that AEBITDA from discontinued operations and Free cash flow from discontinued operations provide useful information regarding the Company’s operations and provide the impact of the discontinued businesses on the overall financial results for the periods presented as they remained under the structure of the Company for the periods presented. These non-GAAP measures are derived based on the historical records and include only those direct costs that are allocated to discontinued operations and as such do not include all of the expenses that would have been incurred by these businesses as a standalone company or other Corporate and shared allocations and such differences might be material.

Consolidated AEBITDA (representing AEBITDA from continuing operations)
Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s continuing operations and is reconciled to net income (loss) from continuing operations as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income (Loss) Attributable to L&W to Consolidated AEBITDA – Continuing Operations.” Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.
Consolidated AEBITDA is reconciled to Net income attributable to L&W and includes the following adjustments: (1) Net income attributable to noncontrolling interest; (2) Net income from discontinued operations, net of tax; (3) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition costs and other unusual items; (4) Depreciation, amortization and impairment charges and Goodwill impairments; (5) Loss on debt financing transactions; (6) Change in fair value of investments and Gain on remeasurement of debt and other; (7) Interest expense; (8) Income tax expense (benefit); (9) Stock-based compensation; and (10) Other income, net, including foreign currency (gains) and losses, and earnings from equity investments. AEBITDA is presented exclusively as our segment measure of profit or loss.
Consolidated AEBITDA Margin
Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) calculated as a percentage of consolidated revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net income (loss) from continuing operations, the most directly comparable GAAP measure, in a schedule above.
AEBITDA from Discontinued Operations
AEBITDA from discontinued operations, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure for the Company’s discontinued operations and is reconciled to net income from discontinued operations, net of tax as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income from Discontinued Operations, Net of Tax to AEBITDA from Discontinued Operations.” AEBITDA from discontinued operations should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. AEBITDA from discontinued operations may differ from similarly titled measures presented by other companies and is presented only for purposes of calculating and reconciling Net debt leverage ratio.
AEBITDA from discontinued operations is reconciled to Net income from discontinued operations, net of tax and includes the following adjustments: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition costs and other unusual items; (2) Depreciation, amortization and impairment charges and Goodwill impairments; (3) Income tax expense; and (4) Stock-based compensation and other, net. In addition to the preceding adjustments, we exclude Earnings from equity investments and add (without duplication) discontinued operations pro rata share of EBITDA from equity investments, which represents their share of earnings (whether or not distributed) before income tax expense, depreciation and amortization expense, and interest expense, net of our joint ventures and minority investees, which is included in our calculation of AEBITDA from discontinued operations.
Combined AEBITDA
Combined AEBITDA, as used herein, is a non-GAAP financial measure that combines Consolidated AEBITDA (representing our continuing operations), AEBITDA from discontinued operations and EBITDA from equity investments included in continuing operations and is presented as a supplemental disclosure. Combined AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Combined AEBITDA may differ from similarly titled measures presented by other companies and is presented only for purposes of calculating and reconciling Net debt leverage ratio.
Free Cash Flow - Continuing Operations
Free cash flow, as used herein, represents net cash provided by operating activities from continuing operations less total capital expenditures, less payments on license obligations, less contributions to equity method investments plus distributions of capital from equity investments, and adjusted for changes in restricted cash impacting working capital. Free cash flow is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in a schedule above and representing Free cash flows of our continuing operations.
Free Cash Flow from Discontinued Operations
Free cash flow from discontinued operations, as used herein, represents net cash provided by operating activities from discontinued operations less total capital expenditures, less payments on license obligations, less contributions to equity method investments plus distributions of capital from equity investments, and adjusted for changes in restricted cash impacting working capital. Free cash flow from discontinued operations is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities from discontinued operations, the most directly comparable GAAP measure, in a schedule above.
Combined Free Cash Flow
Combined free cash flow, as used herein, represents a non-GAAP financial measure that combines Free cash flows from continuing operations and Free cash flows from discontinued operations and is presented as a supplemental disclosure for illustrative purposes only.
EBITDA from Equity Investments
EBITDA from equity investments, as used herein, represents our share of earnings (loss) (whether or not distributed to us) plus income tax expense, depreciation and amortization expense (inclusive of amortization of payments made to customers for LNS), interest expense, net, and other non-cash and unusual items from our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to earnings of equity investments, the most directly comparable GAAP measure, in a schedule above.
Net Debt and Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less combined cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities, Senior Notes and Subordinated Notes, which are all described in Note 15 of the Company's Annual Report on Form 10-K for the year ended December 31, 2022, but it does not include other long term obligations of $2 million primarily comprised of certain revenue transactions presented as debt in accordance with ASC 470. In addition, principal face value of debt outstanding with respect to the 2026 Secured Euro Notes and 2026 Unsecured Euro Notes (paid off as of June 30, 2022) were translated at the constant foreign exchange rate at issuance of these notes as those amounts were payable at the original issuance amounts in Euro. Net debt leverage ratio, as used herein, represents Net debt divided by Consolidated AEBITDA for current period and Combined AEBITDA for prior period (as defined above). The forward-looking non-GAAP financial measure targeted net debt leverage ratio is presented on a supplemental basis and does not reflect Company guidance. We are not providing a forward-looking quantitative reconciliation of targeted net debt leverage ratio to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the relevant period.

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